UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2010

KANDI TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices) (Zip Code)

(86-0579) 82239851
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 21, 2010, Kandi Technolgies, Corp. (the “Company”), entered into a Securities Purchase Agreement (“Purchase Agreement”), furnished as Exhibit 10.1 to this current report, and related transaction documents (the “Transaction Documents”) with certain institutional accredited investors (the “Investors”) pursuant to which the Company will offer for sale to the Investors (in the “Offering”) $10 million of senior secured convertible notes (the “Notes”) and warrants exercisable for an aggregate of 800,000 shares of the Company’s common stock (the “Warrants”).

The Notes will be convertible into shares of the Company’s common stock at $6.25 per share (the “Conversion Shares”) and are secured by shares of common stock pledged by the Company’s majority shareholder, will mature in two years following the closing date (“Closing Date”) of the Offering and will bear interest at an annual rate equal to six percent of the principal amount of the Notes, payable in cash or registered shares of the Company’s common stock (the “Interest Shares”).  The conversion price of the Notes are subject to be reset on the eleventh complete consecutive trading day following the date the common stock underlying the Notes are freely tradable to the lower of the then-existing conversion price and 90% of the average of the volume weighted average prices for each of the ten complete consecutive trading days; provided, however, that the conversion price shall not be reset below $2.75 per share as a result of the foregoing adjustment.

The Warrants will be exercisable for shares of the Company’s common stock (the “Exercise Shares”) for a period of three years following the Closing Date at an exercise price of $6.5625 per share.  The exercise price is subject to be reset on the eleventh complete consecutive trading day following the date the common stock underlying the Warrants are freely tradable to the lower of the then-existing exercise price and 110% of the average of the volume weighted average prices for each of the ten complete consecutive trading days; provided, however, that the exercise price shall not be reset below $3.00 per share as a result of the foregoing adjustment.

The Conversion Shares, Exercise Share and Interest Shares, if any (collectively the “Common Shares”), are subject to standard anti-dilution provisions and are also subject to caps such that in no event will the issuance of Common Shares exceed 19.99% of the total shares of Company common stock immediately prior to the date of the Offering.

The Transaction Documents include the Purchase Agreement, the Notes, the Warrants, the Registration Rights Agreement between the Company and the Investors and the Pledge Agreement among the Investors, the majority shareholder and the Company, forms of which are furnished as Exhibits 10.1 to 10.5, respectively, to this current report.  Also on January 21, 2010, the Company and its majority shareholder entered into the Voting Agreement furnished as Exhibit 10.6 to this report on Form 8-K in connection with the Offering.

On January 19, 2010, the Company entered into a Placement Agent Agreement with FT Global Capital, Inc. and Brean Murray, Carret & Co., who will act as lead placement agent and co-placement agent, respectively, for the Offering.  The placement agent agreement is furnished as an Exhibit 10.7 to this current report.

Item 8.01. Other Events.

On January 21, 2010, the Company issued a Press Release announcing the Offering, a copy of which is furnished as exhibit 99.1 to this current report.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Securities Purchase Agreement dated January 21, 2010 between Kandi Technologies, Corp. and the Investors listed on the Schedule of Buyers attached thereto
10.2	Form of Senior Secured Convertible Note
10.3	Form of Warrant
10.4	Form of Registration Rights Agreement
10.5	Form of Pledge Agreement
10.6	Voting Agreement between Company and Excelvantage Group Limited dated January 21, 2010
10.7	Placement Agreement between the Company and FT Global Capital, Inc. dated January 21, 2010
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 21, 2010

KANDI TECHNOLOGIES, CORP.

By:	/s/ Hu Xiaoming
Name: Hu Xiaoming
Title: Chief Executive Officer